travelbyus.com

FOR IMMEDIATE RELEASE

               travelbyus.com TO MERGE WITH NASDAQ LISTED AVIATION
                     GROUP INC. & ACQUIRE VACATION WHOLESALE
                                 TRAVEL BUSINESS

                  COMBINED COMPANIES TO HAVE ANNUAL REVENUES OF
                                 US$120 MILLION

White  Rock,  B.C.  February  28,  2000 -  travelbyus.com  ltd.  (Toronto  Stock
Exchange: TBU; Frankfurt Stock Exchange; TVB) announced today that its Board of Directors has unanimously approved a binding Letter of Intent to merge with Aviation Group, Inc., Dallas, Texas (NASDAQ; AVGP), and through Aviation Group Inc., acquire 100% of Seattle based Global Leisure Travel Inc. The newly combined NASDAQ Company will have annual revenues in excess of US$120 million. Gross travel bookings through Newco's portal website, 2,000 North American travel agent affiliates, its 800-i-travel call center, consolidators and tour operators are expected to exceed US$4.2 billion this year.

travelbyus.com also announced that it will immediately prepare and file a definitive agreement with all necessary regulatory authorities for approval by the shareholders of a merger of travelbyus.com with Aviation Group Inc. on a share for share exchange on a tax-exempt basis, Aviation Group Inc. will change its name to travelbyus.com Inc. There are currently 71 million shares of travelbyus.com outstanding versus 3.6 million Aviation Group Inc. common shares. Shares of the combined NASDAQ listed company will be represented approximately 95.2% by travelbyus.com shareholders and 4.8% by Aviation Group Inc. shareholders. All existing warrants and options will continue under the same terms and conditions. Global Leisure debt and shareholders will be issued US$16.2 million of 9% preferred shares and 4.25 million warrants. The preferred shares are convertible into common stock starting September 30, 2000 at the Company's option, using the 21-day trailing average trading price. The warrants will be exercisable into common shares at between US$3 and US$4 per share over a period of two years.

Doerge Capital, a division of Balis, Lewittes & Colman Inc. on a best efforts basis, will raise up to US$18 million in preferred shares on a private placement basis to assist Aviation Group Inc. in completing the transaction. These preferred shares will be convertible in to common stock at the option of the Company, based on a 21-day trailing average trading price at the end of 12 months.

"Global Leisure is a good fit for travelbyus.com and the merger of the two companies into Aviation Group Inc. can allow us to be a part of a significant enterprise with strong investor retail and institutional support," said David Doerge, Chairman of Doerge Capital Management.

Global Leisure is a provider of discount air and land vacation packages and has significant contracts with certain major domestic air carriers that can add significantly to the combined enterprise's product content.

Aviation Group, an aviation services company, can provide near-term access to US capital markets and additional growth capital through the pending sale of its existing aviation service operating divisions.

"By acquiring Global Leisure and merging into Aviation group, we move travelbyus.com into the next phase of our business plan "said Bill Kerby, travelbyus.com's Vice Chairman and CEO "Global Leisure's 17 major airline contracts, multiple hotel and resort programs, and leisure packages to the South Pacific, Mexico, Asia, Hawaii, Australia, New Zealand and continental United States, give us major content to move through our e-commerce and travel agent affiliate sites. The merger of travelbyus.com with Aviations Group Inc. is subject to the execution of definitive agreements and obtaining regulatory approvals," he added.

The Companies will hold a dial-in conference call on Tuesday, February 29, 2000 at 4.15 pm Eastern Standard time and will issue a further press release with details of the call.

Except for the historical information contained herein, this press release contains statements that constitute forward- looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that may cause or contribute to such differences include, among other things, the Company's ability to close the proposed transaction disclosed. Other risks and uncertainties include changes in business condition and the economy in general, changes in governmental regulations, unforeseen litigation and other risk factors identified in the Company's public filings under "Risk Factors." The Company undertakes no obligation to update these forward- looking statements for revisions or changes after the date of this press release.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or Canadian province in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such state or province.